                                             As filed pursuant to Rule 424(b)(1)
                                             under the Securities Act of 1933
                                             Registration No. 333-50848



                                 884,167 Shares

                          DENSE-PAC MICROSYSTEMS, INC.

                                  Common Stock

         This Prospectus covers 884,167 shares of Common Stock, no par value (the "Shares"), of Dense-Pac Microsystems, Inc. (the "Company") to be sold by certain stockholders (the "Selling Stockholders"). See "Selling Stockholders." The Selling Stockholders may from time to time sell all or a part of the Shares at prices then prevailing in the market or at negotiated prices. See "Plan of Distribution." None of the proceeds from the sale of the Shares will be received by the Company.

         The Selling Stockholders acquired the Shares in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). Consequently, upon any sale of the Shares, a Selling Stockholder, brokers executing sales on behalf of a Selling Stockholder and dealers to whom the Shares may be sold may, under certain circumstances, be considered "underwriters" within the meaning of Section 2(11) of the Securities Act.

         The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol "DPAC." On November 24, 2000, the closing price for the Common Stock was $3.13 share.

        SEE "RISK FACTORS AND CAUTIONARY STATEMENTS" BEGINNING AT PAGE 3
           HEREOF FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY
                      PROSPECTIVE PURCHASERS OF THE SHARES.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                  COMMISSION PASSED UPON THE ACCURACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFERING CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING BY THE SELLING STOCKHOLDERS OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                November 27, 2000

                               SUMMARY INFORMATION

         Dense-Pac Microsystems, Inc. ("Dense-Pac" or the "Company"), a California Corporation, designs and manufactures proprietary and patented three-dimensional high-density semiconductor products, ranging from monolithic semiconductors to patented, high density, three-dimensional




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plastic or ceramic memory products. With plastic memory devices supplied by customers or raw silicon memory devices purchased from various semiconductor manufacturers, the Company uses its advanced package design and the latest process technology to turn such memory devices into high density products. These high-density products enable the Company's commercial, industrial and military customers to stack large amounts of memory into small spaces, which in time, improves the customer's performance and reliability at the system level by reducing space, cost, weight and power requirements.




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                                  RISK FACTORS

Cautionary Statements

      Statements in this Prospectus which are not historical facts, including all statements about the Company's business strategy or expectations, or information about new and existing products and technologies or market characteristics and conditions, are forward-looking statements that involve risks and uncertainties. These include, but are not limited to, the factors described below which could cause actual results to differ from those contemplated by the forward-looking statements.

Product Development and Technological Change

      The semiconductor and memory module industries are characterized by rapid technological change and are highly competitive with respect to timely product innovation. The Company's memory products are subject to obsolescence or price erosion because semiconductor manufacturers are continuously introducing chips with the same or greater memory density as the Company's modules. As a result, memory products typically have a product life of not more than three to five years.

      The Company's future success depends on its ability to develop new products and product enhancements to keep up with technological advances and to meet customer needs. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's financial condition and results of operations.

      There can be no assurance that the Company will be successful in its product development or marketing efforts, or that the Company will have adequate financial or technical resources for future product development and promotion.

Uncertainty of Market Acceptance or Profitability of New Products

      The introduction of new products will require the expenditure of funds for research and development, tooling, manufacturing processes, inventory and marketing. In order to achieve high volume production, the Company will need to make substantial investments in inventory and capital equipment or, as currently contemplated, the Company will need to out-source production to third parties. The Company has limited marketing capabilities and resources and is dependent upon internal sales and marketing personnel and a network of independent sales representatives for the marketing and sale of its products. There can be no assurance that our products will achieve or maintain market acceptance, result in increased revenues, or be profitable.

Parts Shortages and Over-Supplies and Dependence on Suppliers

      The semiconductor industry is characterized by periodic shortages or over-supplies of parts which have in the past and may in the future negatively affect the Company's operations. For example, an over-supply of 16 meg DRAMs in 1996 resulted in significant price declines which required the Company to make significant inventory reductions in Fiscal Year 1997. The Company is dependent on a limited number of suppliers for semiconductor devices used in its products, and it has no long-term supply contracts with any of them. For example, the Company was not able to market its second-generation Dense-Stack product when it lost its source of SRAM die.

      Due to the cyclical nature of the semiconductor industry and competitive conditions, the Company may experience difficulties in meeting its supply requirements in the future. Any




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inability to obtain adequate deliveries of parts, either due to the loss of a supplier or industry-wide shortages, could delay shipments of the Company's products, increase its cost of goods sold and have a material adverse effect on its business, financial condition and results of operations.

Dependence on Defense-Related Business

      The Company has historically derived a portion of its revenues from defense-related contracts. As a result, the Company's business has been impacted by reductions in the federal defense budget and will continue to be subject to risks affecting the defense industry, including changes in governmental appropriations and changes in national defense policies and priorities. The Company has sought to reduce its dependence on defense-related business by developing products with commercial applications, although such products generally have lower margins than defense-related products.

Intellectual Property Rights

      The Company's ability to compete effectively is dependent on its proprietary know-how, technology and patent rights. The Company holds U.S. patents on certain aspects of its 3-D stacking technology and has applied for additional patents. There can be no assurance that the Company's patent applications will be approved, that any issued patents will afford the Company's products any competitive advantage or will not be challenged or circumvented by third parties, or that patents issued to others will not adversely affect the sales, development or commercialization of the Company's present or future products.

Management of Growth

      Successful expansion of the Company's operations will depend on, among other things, the ability to obtain new customers, to attract and retain skilled management and other personnel, to secure adequate sources of supply on commercially reasonable terms and to successfully manage growth. To manage growth effectively, the Company will have to continue to implement and improve its operational, financial and management information systems, procedures and controls. As the Company expands, it may from time to time experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion. Failure to manage growth effectively could adversely affect the Company's financial condition and results of operations.

Competition

      There are memory companies which offer or are in the process of developing three-dimensional products, including Irvine Sensors, Staktek, Cubic Memory and Thompson CSF in France. Some of such companies have greater financial, manufacturing and marketing capabilities than the Company. The Company could also experience competition from established and emerging computer memory companies. There can be no assurance that the Company's products will be competitive with existing or future products, or that the Company will be able to establish or maintain a profitable price structure for its products.

Product Liability

     In the course of its business, the Company may be subject to claims for product liability for which its insurance coverage is excluded or inadequate.

Variability of Gross Margin

     Gross profit as a percentage of sales was 33% for the three-month period ended August 31,




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2000, as compared to 35% for the three-month period ended August 31, 1999. For the six-month period ended August 31, 2000 the gross margin was 30% as compared to 30% for the six-month period ended August 31, 1999. Any change in the gross margins can typically be attributed to the type of products that the Company was selling during the comparable quarters as well as the royalty income generated during the periods. As the Company markets its products both to military and aerospace, and commercial customers, the product mix that each category of the customers orders may be different and result in changes in the gross margin. Due to the various configuration and applications of the Company's product, prices range from less than $5 for commercial modules to over five thousand dollars for high-end military specification modules.

     The Company expects that its net sales and gross margin may vary significantly based on these and other factors, including the mix of products sold and the manufacturing services provided, the channels through which the Company's products are sold, changes in product selling prices and component costs, the level of manufacturing efficiencies achieved and pricing by competitors. The selling prices of the Company's products may decline depending upon the price changes of DRAM, SRAM and Flash semiconductors, which would have a material adverse effect on the Company's net sales and could have a material adverse effect on the Company's business, financial condition and results of operation. Accordingly, the Company's ability to maintain or increase net sales will be highly dependent upon its ability to increase unit sales volumes of existing products and to introduce and sell new products in quantities sufficient to compensate for the anticipated declines in selling prices. Declining product selling prices may also materially and adversely affect the Company's gross margin unless the Company is able to reduce its cost per unit to offset declines in product selling prices. There can be no assurance that the Company will be able to increase unit sales volumes, introduce and sell new products or reduce its cost per unit. The Company also expects that its business may experience significant seasonality to the extent it sells a material portion of its products in Europe and to the extent its exposure to the personal computer market remains significant.

Decline of Demand for Product Due to Downturn of Related Industries

     The Company may experience substantial period-to-period fluctuations in operating results due to factors affecting the semiconductor, computer, telecommunications and networking industries. From time to time, each of these industries has experienced downturns, often in connection with, or in anticipation of, declines in general economic conditions. A decline or significant shortfall in growth in any one of these industries could have a material adverse impact on the demand for the Company's products and therefore a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's net sales and results of operations will not be materially and adversely affected in the future due to changes in demand from individual customers or cyclical changes in the semiconductor, computer, telecommunications, networking or other industries utilizing the Company's products.

Fluctuations in Operating Results

     The Company's results of operations and gross margin have been subject to fluctuations from period to period. The primary factors that have affected and may in the future affect the Company's results of operations include adverse changes in the mix of products sold, the inability to procure required components, and the partial or complete loss of a principal customer or the reduction in orders from a customer due to, among other things, excess product inventory accumulation by such customer. Other factors that have affected and may in the future affect the Company's results of operations include fluctuating market demand for and declines in the selling prices of the Company's products, decreases or increases in the costs of the components of the Company's products, market acceptance of new products and enhanced versions of the Company's products, the Company's competitors selling products that compete with the Company's products




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at lower prices or on better terms than the Company's products, delays in the introduction of new products and enhancements to existing products, manufacturing inefficiencies associated with the start up of new product introductions, and the Company's semiconductor customers manufacturing memory modules, internally or with other third parties, outside of the United States due to concerns about United States antidumping investigations and laws.

     The Company's operating results may also be affected by the timing of new product announcements and releases by the Company or its competitors, the timing of significant orders, the ability to produce products in volume, delays, cancellations or rescheduling of orders due to customer financial difficulties or other events, inventory obsolescence, including the reduction in value of the Company's inventories due to price declines, unexpected product returns, the timing of expenditures in anticipation of increased sales, cyclicality in the Company's targeted markets, and expenses associated with acquisitions. In particular, declines in DRAM, SRAM and Flash semiconductor prices could affect the valuation of the Company's inventory which could result in adverse changes in the Company's business, financial condition and results of operations.

     Sales of the Company's individual products and product lines toward the end of a product's life cycle are typically characterized by steep declines in sales, pricing and gross margin, the precise timing of which may be difficult to predict. The Company has experienced and could continue to experience unexpected reductions in sales of products as customers anticipate new product purchases. In addition, to the extent that the Company manufactures products in anticipation of future demand that does not materialize, or in the event a customer cancels outstanding orders during a period of either declining product selling prices or decreasing demand, the Company could experience an unanticipated decrease in sales of products. These factors could give rise to charges for obsolete or excess inventory, returns of products by distributors, or substantial price protection charges or discounts. In the past, the Company has had to write-down and write-off excess or obsolete inventory. To the extent that the Company is unsuccessful in managing product transitions, its business, financial condition and results of operations could be materially and adversely affected.

     The need for continued significant expenditures for capital equipment purchases, research and development and ongoing customer service and support, among other factors, will make it difficult for the Company to reduce its operating expenses in any particular period if the Company's expectations for net sales for that period are not met. Accordingly, there can be no assurance that the Company will be able to continue to be profitable. The Company believes that period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as indications of future performance. Due to the foregoing factors, it is likely that in some future period the Company's operating results will be below the expectations of public market analysts or investors. In such event, the market price of the Company's securities would be materially and adversely affected.

International Sales

     In fiscal year 2000, approximately 5% of the Company's sales were export sales, primarily to Western Europe as compared to 12% in fiscal year 1999. Foreign sales are made in U.S. dollars. The decline was primarily due to a decrease in memory prices resulting in lower revenue, but also due to the overall increase in the domestic commercial business of the Company. International sales may be subject to certain risks, including changes in regulatory requirements, tariffs and other barriers, timing and availability of export licenses, political and economic instability, difficulties in accounts receivable collections, natural disasters, difficulties in staffing and managing foreign subsidiary and branch operations, difficulties in managing distributors, difficulties in obtaining governmental approvals for telecommunications and other products, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex




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foreign laws and treaties, potentially adverse tax consequences and uncertainties relative to regional, political and economic circumstances. Moreover and as a result of currency changes and other factors, certain of the Company's competitors may have the ability to manufacture competitive products in Asia at lower costs than the Company.

     The Company is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company's products will be implemented by the United States or other countries. Because sales of the Company's products have been denominated to date in United States dollars, increases in the value of the United States dollar could increase the price of the Company's products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to United States dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in the Company's results of operations. Some of the Company's customer's purchase orders and agreements are governed by foreign laws, which may differ significantly from United States laws. Therefore, the Company may be limited in its ability to enforce its rights under such agreements and to collect damages, if awarded. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

Substantial Influence of Existing Shareholders

     Euroventures I and Euroventures II would beneficially own approximately 18% of our common stock following the completion of this offering. As a result, they would have the ability to exert significant influence, or possibly have the controlling influence, on all matters requiring approval by our shareholders, including the election and removal of directors, approval of significant corporate transactions and the decision of whether a change in control will occur.

Claims And Litigation

     On September 23, 1998, the Company was served with a complaint from Simple Technology, Inc., filed in U.S. District Court for the Central District of California, Santa Ana Division for an undetermined amount, alleging that the Company's stacking technology infringes on a Simple Technology patent. The Company intends to vigorously defend itself against such charges. On October 23, 1988, the Company filed a cross-complaint in the U.S. District Court for the Central District of California, Santa Ana Division for patent infringement against Simple Technology. The suit alleges that the Simple Technology committed infringement which has benefited Simple Technology and unlawfully interfered with the Company's sales efforts. In April, 1999, the Company filed two motions for summary judgment, one relating to non-infringement of the Simple Technology patent and the second summary motion relating to previous public stacking art, which are alleged to invalidate the claims in the Simple Technology patent. The potential loss in the event of an unfavorable outcome is undetermined at this time.

     On April 11, 2000, the Company filed suit, in Superior Court for the State of California, Orange County, against Simple Technology and its Chief Operating Officer. The complaint alleges trade secret misappropriation, unfair competition and intentional and negligent interference with prospective business advantages. The Company believes that on or before September 1997, Simple Technology and its officer obtained the Company's proprietary technology concerning the Company's products without authorization or consent from the Company. The complaint alleges that Simple Technology then used the above proprietary technology to manufacture a product




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substantially identical to the Company's proprietary rail M-Densus product and interfered with the Company's business. The Company is seeking general damages, monetary losses, attorneys' fees and punitive and exemplary damages. The Company intends to aggressively pursue this action.

     Litigation is expensive and demands time and attention of management, whether ultimately successful or not. Litigation often involves complex issues of procedure and substance, making outcome uncertain. Establishing proprietary rights in a competitive technological environment may be difficult and may require litigation, and also result in attendant costs incurred, or may be unsuccessful. Parties in litigations with us may have greater economic resources than the Company has which is an advantage for such parties in that they could more easily bear lengthy or extended proceedings, including appeals.

Limited Experience in Acquisition

     While we have no agreements or negotiations currently underway, we intend to pursue selective acquisitions to complement our internal growth. If we make any future acquisitions, we could issue stock that would dilute our shareholders' percentage ownership, incur substantial debt or assume contingent liabilities. We have limited experience in acquiring other businesses, product lines and technologies. In addition, the attention of our small management team may be diverted from our core business if we undertake an acquisition. Potential acquisitions also involve numerous risks, including, among others:

     - Problems assimilating the purchased operations, technologies or products;

     - Costs associated with the acquisition;

     - Adverse effects on existing business relationships with suppliers and customers;

     - Risks associated with entering markets in which we have no or limited prior experience;

     - Potential loss of key employees of purchased organizations; and

     - Potential litigation arising from the acquired company's operations before the acquisition.

            Our inability to overcome problems encountered in connection with such acquisitions could divert the attention of management, utilize scarce corporate resources and harm our business. In addition, we are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

Cyclical Nature of Semiconductor Industry

     The semiconductor industry, including the memory markets in which we compete, is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry has experienced significant downturns, often connected with, or in anticipation of, maturing product cycles of both semiconductor companies' and their customers' products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any future downturns could have a material adverse effect on our business and operating results. Furthermore, any upturn in the semiconductor industry could result in increased demand for, and possible shortages of,




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components we use to manufacture and assemble our ICs. Such shortages could have a material adverse effect on our business and operating results.

Product Returns And Order Cancellation

     To the extent we manufacture products in anticipation of future demand that does not materialize, or in the event a customer cancels outstanding orders, we could experience an unanticipated increase in our inventory. A lack of consumer demand for our products may also cause increased product returns. A majority of our sales through aftermarket channels include limited rights to return unsold inventory. In addition, while we may not be contractually obligated to accept returned products, we may determine that it is in our best interest to accept returns in order to maintain good relations with our customers. Product returns would increase our inventory and reduce our revenues. We have had to write-down inventory in the past for reasons such as obsolescence, excess quantities and declines in market value below our costs.

     We have no long-term volume commitments from our customers except those subject to cancellation by the customer. Sales of our products are made through individual purchase orders and, in certain cases, are made under master agreements governing the terms and conditions of the relationships. Customers may change, cancel or delay orders with limited or no penalties. We have experienced cancellations of orders and fluctuations in order levels from period-to-period and we expect to continue to experience similar cancellations and fluctuations in the future which could result in fluctuations in our revenues.

Additional Capital Funding to Impair Value of Investment

     If we expand more rapidly than currently anticipated or if our working capital needs exceed our current expectations, we may need to raise additional capital through public or private equity offerings or debt financings. Our future capital requirements depend on many factors including our research, development, sales and marketing activities. We do not know whether additional financing will be available when needed, or will be available on terms favorable to us. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

Geographic Concentration of Operation

     All of our manufacturing operations are located in our facility in garden Grove, California. Due to this geographic concentration, a disruption of our manufacturing operations, resulting from sustained process abnormalities, human error, government intervention or natural disasters such as earthquakes, fires or floods could cause us to cease or limit our manufacturing operations and consequently harm our business, financial condition and results of operations.

Compliance with Environmental Laws and Regulations

     We are subject to a variety of environmental laws and regulations governing, among other things, air emissions, waste water discharge, waste storage, treatment and disposal, and remediation of releases of hazardous materials. Our failure to comply with present and future requirements could harm our ability to continue manufacturing our products. Such requirements could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. The imposition of additional or more stringent environmental requirements, the results of future testing at our facilities, or a determination that we are




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potentially responsible for remediation at other sites where problems are not presently known to us, could result in expenses in excess of amounts currently estimated to be required for such matters.

Stock Price Volatility

     The stock market in general, and the market for shares of technology companies in particular, has experienced extreme price fluctuations. These price fluctuations are often unrelated to the operating performance of the affected companies. Many technology companies, including the Company, have experienced dramatic volatility in the market prices of their common stock. If our future operating results are below the expectations of stock market analysts and investors, our stock price may decline. We cannot be certain that the market price of our common stock will remain stable in the future. Our stock price may undergo fluctuations that are material, adverse and unrelated to our performance.




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                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholder.




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                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the Shares of Common Stock of the Company owned by each Selling Stockholder and the Shares to be offered pursuant to this Report.

Name of Selling            Number of Shares Number of Shares  Number of
Stockholder                         Owned Before              to be Offered             Shares owned
                                    the Offering                                        After Offering
----------------------              ------------------------  -----------------------   ------------------
Danny M. Beadle (1)                 884,167 (2)               884,167 (2)                        0

(1) Danny M. Beadle has been on the Board of Advisors of the Company, which is an informal body that provides advice in the areas of technology, business management, industry conditions, etc. He has been paid an aggregate of $ 10,000 by the Company as advisory board fees or consulting fees. He has not been active as a member for the last two months. It is not currently certain whether he may continue to serve as a member of the Board of Advisors.

(2) In connection with the Share Exchange Agreement executed on October 26, 2000 among the Company Productivity Enhancement Products, Inc. and the Stockholder (Danny M. Beadle), the Company issued 884,167 shares of Common Stock in exchange for 2,683,091 shares of Productivity Enhancement Products, Inc. Common Stock received from Danny M. Beadle. The Share Exchange Agreement was entered into among the parties as part of a unified plan of, among other things, a redemption by PEP of a portion of its outstanding stock from its Stockholder and finally the transfer of PEP stock by the Stockholder to the Registrant in exchange for shares of the Registrant's Common Stock.

         Fifteen percent (15%) of the Company's shares issued at the closing were deposited by the Stockholder with the Secretary of the Registrant to secure indemnification obligations of PEP and the Stockholder. Such indemnification shares are deemed to be pledged by the Stockholder to the Secretary of the Company or any successor thereto pursuant to the Share Exchange Agreement for a period ending on the earlier of June 30, 2001 or 30 days after the Registrant files with the Securities and Exchange Commission or publishes its fiscal year 2001 audited consolidated financial statements.




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                              PLAN OF DISTRIBUTION

         The distribution of the Shares of Common Stock offered hereby may be effected from time to time in one or more transactions. Any of the shares of Common Stock offered hereby may be offered for sale, from time to time, by the Company or the Selling Stockholders, or by permitted transferees or successors of the Selling Stockholders, on the NASDAQ over-the-counter market, or otherwise, or a combination of these methods, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices, or otherwise. The shares of Common Stock offered hereby may be sold by one or more of the following: (i) through underwriters, or through underwriting syndicates; (ii) through one or more dealers or agents (which may include one or more underwriters) including, but not limited to: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; )c) ordinary brokerage transactions; and (d) transactions in which the broker solicits purchasers; or (iii) directly to one or more purchasers. The names of any underwriters or agents involved in the sale of Shares will be set forth in a Prospectus Supplement. Concurrently with sales under this Prospectus, the Company may effect other sales of Common Stock or securities in private or exempt transactions and Selling Stockholders may effect other sales of Common Stock under Rule 144 or in private or exempt resale transactions.

         Underwriters or agents may sell the Shares to or through dealers, and such dealers may receive compensation in the form of discounts or concessions allowed or re-allowed to dealers from the underwriters. Underwriters, dealers, brokers or other agents engaged by the respective seller may arrange for other such persons to participate. Any fixed initial public offering price and any discounts and concessions to dealers may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them from the Company or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of shares, if any, to be purchased by underwriters and the compensation, if any, of underwriters or agents will be set forth in a Prospectus Supplement. All underwriters', dealers', brokers' or agents, commissions concessions or discounts will be paid by the respective seller. Underwriters and agents who participate in the distribution of the shares may make a market in the Shares, but will not be obligated to do so and may discontinue market making activities at any time without notice. Underwriters, dealers and agents who participate in the distribution of the shares may be entitled, under agreements entered into with the Company, to indemnification against certain liabilities, including liabilities under the Securities Act, or to contribution for payments which such underwriters, dealers or agents may be required to make in respect thereof. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

         From time to time during the effectiveness of the Registration Statement of which this Prospectus is a part, the Company or one or more of the Selling Stockholders may purchase securities of the Company in transactions effected in accordance with Regulation M under the Exchange Act or as otherwise may be legally permitted.

                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue 40, 000,000 shares of Common Stock, without par value per share, of which 20,897,314 shares were issued and outstanding at Novermber 22, 2000, and 8,000,000 shares of Preferred Stock, without par value per share, of which all have been




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


designated "Series A Preferred Stock", none of which were outstanding at October 25, 2000.

COMMON STOCK

         Each stockholder is entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders, and stockholders are not entitled to cumulate votes for the election of directors. Stockholders have no preemptive rights or other subscription rights. There are no conversion rights or redemption rights with respect to shares of Common Stock. All outstanding shares of Common Stock are, and those offered hereby will be, when issued, validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefore. On liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the net assets of the Company remaining after the payment of debts, expenses and the liquidation preference of any outstanding shares of Preferred Stock. The Company's Common Stock is traded on the NASDAQ Stock Market under the symbol "DPAC".

PREFERRED STOCK

         The Company's Board of Directors, pursuant to the Certificate of Incorporation, as amended, is authorized to issue the Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of the Preferred Stock. The Board of Directors, without stockholder approval, can therefore, issue Preferred Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of, and amounts payable with respect to, the Common Stock. This may be deemed to have a potential anti-take-over effect because the issuance of Preferred Stock in accordance with such provision may delay, defer or prevent a change of control regarding us and could adversely affect the price of our Common Stock.

REGISTRATION RIGHTS

         Pursuant to and in connection with the Share Exchange Agreement, the Company has granted registration rights to Danny M. Beadle ("Dan") with respect to the aggregate 884,167 shares of Common Stock. Dan has the right in the event of a future registration by the Company of its capital stock to include his shares in such registration under certain conditions. The Company will pay all expenses associated with this registration and such future registrations, if any, other than underwriting discounts and sales commissions, and registration and "blue sky" filing fees attributable to the shares sold by Dan and fees and costs of attorneys engaged by Dan.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar of the Company's Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204.




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


LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Yocca Patch & Yocca, LLP, Irvine, California. All attorneys who are members of, employed by or of counsel with Yocca Patch & Yocca, participating in such matter on behalf of such firm beneficially owned as of November 22, 2000, no shares of Common Stock of the Company.

EXPERTS

         The consolidated financial statements of Dense-Pac as of February 29, 2000 and February 28, 1999 and for each of the two years in the period ended February 29, 2000, incorporated in this prospectus by reference from Dense-Pac's Annual Report on Form 10-KSB for the fiscal year ended February 29, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts, in accounting and auditing.




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


                                MATERIAL CHANGES

         The Company acquired on October 26, 2000 Productivity Enhancement Products, Inc., a California corporation, which is a leading system-level engineering development and manufacturing outsourcing firm with revenue for the six-month period ended June 30, 2000, of approximately $3.5 million . It is expected that PEP systems design capabilities will strengthen the Company's ability to respond to customers' packaging technology, especially in the communications industry. The Form 8-K Current Report filed on November 13, 2000 reports the acquisition of PEP, and is incorporated herein by reference. Within 60 days thereafter, financial information concerning the acquired company is required to be filed with the SEC.

         Even though the acquisition of PEP is expected to strengthen and diversify the Company's relationships with system manufacturers and revenue base, there are a number of challenges to be overcome for the Company to create and maintain a competitive edge technologically. Also, market conditions have become more challenging recently, and demand has been materially adversely affected. Certain computer OEM's and others have announced expected downturns in demand. See "RISK FACTORS" cautionary statements beginning at page 3 hereof for certain information that should be considered by prospective purchasers of the Shares.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated herein by reference:

     a. The Company's Annual Report on Form 10-KSB for the year ended February 29, 2000, filed May 30, 2000;

     b. Proxy Statement filed pursuant to Section 14 of the Exchange Act in connection with the Company's 2000 Annual Meeting of Stockholders, filed June 26, 2000;

     c. Quarterly Report on Form QSB for the period ended May 31, 2000, filed July 12, 2000;

     d. Quarterly Report on Form QSB for the period ended August 31, 2000, filed October 6, 2000;

     e. Quarterly Report on Form QSB/A for the period ended August 31, 2000, filed October 11, 2000; and

     f. The Company's Current Report on Form 8-K filed on November 13, 2000 reporting under Item 2 Acquisition of Productivity Enhancement Products, Inc.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Report and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Report and to be a part thereof from the date of filing of such documents.

         Any Statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Report to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Report.

         The public may read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. SEC maintains an Internet site that contains Report, proxy and information statements, and other information regarding issuers that file electronically with the SEC, the web address of which is http://www.sec.gov.

         The Company will provide without charge to each person (including any beneficial owner) to whom a copy of this Report is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to: William M. Stowell, Secretary, Dense-Pac Microsystems, Inc., 7321 Lincoln Way, Garden Grove, California 92641, telephone: (714) 898-0007.




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


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

            The California General Corporation Law permits the indemnification of officers, directors, employees and agents of the Company. The Company's Bylaws and Indemnification Agreements between the Company and its Officers and Directors require the Company to indemnify such persons to the full extent permitted by law. Each person will generally be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement. In addition, the Company's Articles of Incorporation provide that directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, provided, however, that a director's liability will not be limited in the case of (i) acts or omissions that show a reckless disregard for the director's duty to the Company or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his duties, or a risk of serious injury to the Company or its stockholders, (ii) for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholder, (iii) any transaction from which the director derived an improper personal benefit, (iv) acts or omissions that the director believed to be contrary to the best interests of the Company, that involved an absence of good faith or that involved intentional misconduct or a knowing and culpable violation of law, (v) transactions in which the director has a material financial interest or involve interrelated directors, and (vi) distributions, loans or guaranties in violation of California law.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

            Pursuant to a Registration Rights Agreement with Danny M. Beadle (a Selling Stockholder) the Company has agreed to indemnify Dan and his representatives or successors, from various liabilities under the Securities Act of 1933.




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